Exhibit 99.1

October 27, 2009

For Immediate Release

 Sport Supply Group Named America’s 91st Best Small Company by Forbes for 2009

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today announced it had been included in Forbes Magazine’s list of America’s Top 200 Best Small Companies for 2009. The Company ranked #91 on the list of public companies.

Adam Blumenfeld, Chairman and Chief Executive Officer, stated: “Our Company is built on the foundation of exceptional people, and we are gratified that the hard work of our 800 employees nationwide has been recognized by Forbes, and are honored to be included in the 2009 list. Not only did the Company maintain essentially steady sales in the year / year period, but grew net income by 22% for our fiscal year ending June 30, 2009, which is quite remarkable given the economic environment. We intend to build on this momentum, on the top and bottom line, during 2010.”

The Company intends to release results for its first fiscal quarter of 2010 (For the period ended September 30, 2009) on November 4, 2009 after the close of the financial markets.

About Sport Supply Group

Sport Supply Group, Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, more than 200 direct sales professionals, 60 Platinum Re-distribution partners and a family of company-controlled websites.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. These forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions which changes may negatively impact school and other government supported budgets as well as the cost of doing business, actions and initiatives by current and potential competitors, the availability and cost of financing, and certain other additional factors described in the Company's filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and under the heading “Risk Factors” and/or “Statement Regarding Forward-Looking Disclosure” in the Company’s quarterly reports on Form 10-Q. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879